News Release

SINCLAIR REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

BALTIMORE (August 2, 2023) - Sinclair, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and six months ended June 30, 2023.

Second Quarter Highlights:
•Met or exceeded key financial metrics
•Repurchased approximately $30 million of debt
•Completed holding company reorganization

CEO Comment:
"Sinclair is continuing to see a solid start to 2023, meeting or beating guidance on all key financial metrics," said Chris Ripley, Sinclair's President & Chief Executive Officer. "As we continue our evolution from a traditional broadcast company to a diversified content and data distributor, we have finalized the process of reorganizing our company structure to increase transactional flexibility and transparency around the value of assets being held in each business unit, Sinclair Broadcast Group and its subsidiaries ("SBG") and Sinclair Ventures and its subsidiaries ("Ventures"). SBG holds the pure-play local media assets, while Ventures holds the company's non-local media assets. Our end goal is to create an even more efficient company, designed to use the breadth of our assets to identify and accelerate growth."

Recent Company Developments:

•In June, the Company completed the share exchange effectuating a reorganization in which Sinclair Inc. became the publicly-traded parent of SBG.

Content and Distribution:
•Year-to-date, Sinclair's newsrooms have won a total of 223 journalism awards, including 23 RTDNA Regional Edward R. Murrow awards, three National Headliner awards, and two Investigative Reporters and Editors (IRE) awards. Sinclair’s “Project Baltimore” also won the Society of Professional Journalists National Sigma Delta Chi Award for Investigative Reporting.
•In July, the Company announced a distribution agreement with Hulu to add carriage of Tennis Channel, T2, Comet and CHARGE! to Hulu’s service offerings beginning January of 2024.
•In June, the Company reached an agreement with Smith Entertainment Group (SEG), parent company of the Utah Jazz, to make KJZZ “The Home of the Utah Jazz,” enabling fans within the Jazz’s local broadcast market to watch all non-nationally televised exclusive Jazz games on the over-the-air, local TV station.
•Tennis Channel, recorded a 20% year-over-year growth in total viewers in the second quarter of 2023, despite Wimbledon being pushed back a week this year into the third quarter. The growth rate outpaced all other English-language sports networks.

Community:
•In July, the Company announced a partnership with the National Diaper Bank Network to launch Sinclair Cares: Summer Diaper Drive, a nationwide campaign to create awareness, provide assistance, and build a community to reduce diaper need in the US.
•Also in July, the Company announced that it has awarded scholarships to 15 university students as a part of its annual Diversity Scholarship program. Having provided more than $315,000 in tuition assistance since 2013, the annual Sinclair Broadcast Group Diversity Scholarship aims to invest in the future of the local media industry and help students from diverse backgrounds, who reflect Sinclair’s audiences nationwide, complete their education and pursue careers in local media journalism, digital storytelling, and marketing.

Investment Portfolio:
•As of June 30, 2023, the Company estimated the fair market value of Ventures' investment portfolio, which includes investments in real estate, private equity, and venture capital funds, as well as direct investments in companies, at approximately $1.2 billion, or approximately $20 per share.
•During the second quarter, Ventures made investments of approximately $6 million in its portfolio of investments and received distributions, including exit payments, of approximately $5 million.

NextGen Broadcasting (ATSC 3.0):
•As of the end of July, the Company launched NextGen Broadcast in 41 markets, including recent launches in South Bend, IN and Reno, NV. To date, NextGen Broadcast is available in 69% of the TV households in Sinclair's licensed footprint.

Financial Results:
The results below reflect the deconsolidation of the Local Sports segment comprised of the regional sports networks (RSNs), which are owned and operated by Diamond Sports Group ("DSG") and its direct and indirect subsidiaries, from the Company's financial statements and accounted for under equity method of accounting, effective March 1, 2022. As such, the quarter-to-date and year-to-date 2023 consolidated financial results do not include any results of operations of the Local Sports segment, while the consolidated financial results for the comparable year-to-date 2022 period include two months results of operations of the Local Sports segment.

Three Months Ended June 30, 2023 Consolidated Financial Results:
•Total revenues decreased 8% to $768 million versus $837 million in the prior year period. Media revenues also decreased 8% to $761 million versus $831 million in the prior year period.
•Total advertising revenues of $309 million decreased 16% versus $366 million in the prior year period. Core advertising revenues, which exclude political revenues, were down 3% in the second quarter to $303 million versus $312 million in the prior year period.
•Distribution revenues of $418 million decreased versus $430 million in the prior year period.
•Operating loss of $3 million, including non-recurring transaction and transition services, implementation, COVID, legal, and regulatory costs ("Adjustments") of $24 million, declined versus an operating income of $107 million in the prior year period, which included Adjustments of $13 million. Operating income, when excluding the Adjustments, was $21 million compared to an operating income, excluding the Adjustments, of $120 million in the prior year period.

•Net loss attributable to the Company was $89 million versus net loss of $11 million in the prior year period. Excluding Adjustments, the Company had net loss of $70 million.
•Adjusted EBITDA decreased 42% to $107 million from $183 million in the prior year period.
•Diluted loss per common share was $1.38 as compared to diluted loss per common share of $0.17 in the prior year period. On a diluted share basis, the impact of Adjustments was $(0.29), and the impact of Adjustments in the prior year period was $(0.14).
Six Months Ended June 30, 2023 Consolidated Financial Results:
•Total revenues decreased 27% to $1,541 million versus $2,125 million in the prior year period. Media revenues decreased 27% to $1,527 million versus $2,106 million in the prior year period. Excluding DSG, total revenues decreased 8% from $1,669 million in the prior year period and media revenues decreased 7% from $1,650 million in the prior year period.
•Total advertising revenues of $618 million decreased 16% versus $737 million in the prior year period. Excluding DSG, total advertising revenues decreased 11% from $693 million in the prior year period. Core advertising revenues, which excludes political revenues, of $609 million were down 9% versus $666 million in the prior year period. Excluding DSG, core advertising revenues decreased 2% from $622 million in the prior year period.
•Distribution revenues of $844 million decreased versus $1,303 million in the prior year period. Excluding DSG, distribution revenues decreased 3% from $870 million in the prior year period.
•Operating income of $18 million, including $30 million of Adjustments, declined versus operating income of $3,573 million in the prior year period, which included Adjustments of $19 million and a $3,357 million gain on asset dispositions relating to deconsolidating DSG's net liability ("Gain on Deconsolidation"). Operating income, when excluding the Adjustments and Gain on Deconsolidation, was $48 million compared to operating income of $235 million in the prior year period. Excluding DSG, operating income excluding the Adjustments and Gain on Deconsolidation decreased 81% from $237 million in the prior year period.
•Net income attributable to the Company was $96 million versus net income of $2,576 million in the prior year period. Excluding Adjustments, the Company had net income of $120 million. Net loss from DSG in the prior year period was $94 million.
•Adjusted EBITDA decreased 48% to $227 million from $437 million in the prior year period. Adjusted EBITDA from DSG in the first two months of 2022 was $54 million.
•Diluted earnings per common share was $1.43 as compared to diluted earnings per common share of $36.00 in the prior year period. On a diluted-per-share basis, the impact of Adjustments was $(0.36) and the impact of Adjustments and the Gain on Deconsolidation in the prior year period was $35.68.

Segment financial information is included in the following tables for the periods presented. The Local Media segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services, and includes multicast networks and original content. The Local Media segment assets are owned and operated by SBG. The Tennis segment consists primarily of Tennis Channel, a cable network which includes coverage of many of tennis' top tournaments and original professional sport and tennis lifestyle shows; the Tennis Channel International streaming service; Tennis Channel Plus streaming service; T2 FAST, a 24-hours a day free ad-supported streaming television channel; and Tennis.com. Other includes non-broadcast digital and internet solutions, technical services, and other non-media investments. The assets of the Tennis segment and Other are owned and operated by Ventures. The highlights below include the divestiture of Ring of Honor (May 3, 2022) and Stadium (May 2, 2023).

Three months ended June 30, 2023	Local Media		Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$372		$46	$—	$—	$418
Advertising revenue	293	(a)	14	6	(4)	309
Other media revenue	34	(b)	—	—	—	34
Media revenues	$699		$60	$6	$(4)	$761
Non-media revenue	—		—	8	(1)	7
Total revenues	$699		$60	$14	$(5)	$768

Media programming and production expenses	$369		$40	$5	$(1)	$413
Media selling, general and administrative expenses	175		12	6	(3)	190
Non-media expenses	3		—	7	(1)	9
Program contract payments	23		—	—	—	23
Corporate general and administrative expenses	46		—	—	16	62
Stock-based compensation	10		—	—	2	12
Non-recurring transaction and transition services, implementation, COVID, legal, and regulatory costs.	18		—	4	2	24
Adjusted EBITDA(c)	$111		$8	$—	$(12)	$107

Interest expense (net) (d)	$66		$—	$(5)	$—	$61
Capital expenditures	19		—	1	—	20
Distributions to the noncontrolling interests	4		—	—	—	4
Cash distributions from equity investments	—		—	5	—	5
Cash taxes paid						2
Adjusted Free Cash Flow (e)						$25
(a)Includes political advertising revenue of $6 million.
(b)Local Media segment other media revenue includes $14 million of management and incentive fees for services provided by the Local Media segment to DSG and Marquee under management services agreements which are not eliminated due to the deconsolidation of the Local Sports segment as of March 1, 2022.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition services, implementation, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website. In the above table, Adjusted EBITDA equals total revenues minus media programming and production expenses, media selling, general and administrative expenses, non-media expenses, program contract payments, and corporate general and administrative expenses; plus stock-based compensation and non-recurring transaction and transition services, implementation, COVID, legal, and regulatory costs.
(d)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

(e)Adjusted Free Cash Flow is defined as Adjusted EBITDA less interest expense (net), distributions to non-controlling interest holders, cash taxes paid, and capital expenditures; plus cash distributions received from equity investments. Refer to the reconciliation on the last page of this press release and the Company's website.

Three months ended June 30, 2022	Local Media		Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$385		$45	$—	$—	$430
Advertising revenue	343	(a)	11	13	(1)	366
Other media revenue	32	(b)	2	2	(1)	35
Media revenues	$760		$58	$15	$(2)	$831
Non-media revenue	—		—	12	(6)	6
Total revenues	$760		$58	$27	$(8)	$837

Media programming and production expenses	$360		$39	$7	(3)	$403
Media selling, general and administrative expenses	169		14	14	(2)	195
Non-media expenses	3		—	9	(2)	10
Program contract payments	26		—	—	—	26
Corporate general and administrative expenses	34		—	—	4	38
Stock-based compensation	4		—	—	1	5
Non-recurring transaction and transition services, implementation, COVID, legal, and regulatory costs.	12		—	—	1	13
Adjusted EBITDA(c)	184		5	(3)	(3)	183

Interest expense (net) (d)	$51		$—	$(3)	$—	$48
Capital expenditures	22		1	—	1	24
Distributions to the noncontrolling interests	2		—	—	—	2
Cash distributions from equity investments	—		—	6	—	6
Cash taxes paid						15
Adjusted Free Cash Flow (e)						$100
(a)Includes political advertising revenue of $54 million.
(b)Local Media segment other media revenue includes $10 million of management and incentive fees for services provided by the Local Media segment to DSG and Marquee under management services agreements which are not eliminated due to the deconsolidation of the Local Sports segment as of March 1, 2022.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition services, implementation, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website. In the above table, Adjusted EBITDA equals total revenues minus media programming and production expenses, media selling, general and administrative expenses, non-media expenses, program contract payments, and corporate general and administrative expenses; plus stock-based compensation and non-recurring transaction and transition services, implementation, COVID, legal, and regulatory costs.
(d)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Adjusted Free Cash Flow is defined as Adjusted EBITDA less interest expense (net), distributions to non-controlling interest holders, cash taxes paid, and capital expenditures; plus cash distributions received from equity investments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights of the Company:
•Total Company debt as of June 30, 2023 was $4,222 million, of which $4,206 million is SBG debt and $16 million is Ventures debt.

•The Company purchased approximately $32 million of principal across multiple tranches of debt, $30 million in June and $2 million in July, in the open market for $21 million, representing a weighted average discount of 35% to par and a weighted average yield to maturity of 13%.
•Cash and cash equivalents for the Company as of June 30, 2023 was $728 million, of which $368 million is SBG cash and $360 million is Ventures cash.
•As of June 30, 2023, 39.3 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 63.0 million common shares. As previously reported, the Company repurchased approximately 8.8 million shares through May 1, 2023.
•In June, the Company paid a quarterly cash dividend of $0.25 per share.
•Capital expenditures for the second quarter of 2023 were $20 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending September 30, 2023 and the twelve months ending December 31, 2023. The expected results for both the three months ending September 30, 2023 and the twelve months ending December 31, 2023 do not include the Company's former Local Sports segment, which was deconsolidated as of March 1, 2022.

For the three months ending September 30, 2023 ($ in millions)	Local Media	Tennis	Other	Corporate and Elimination	Consolidated
Advertising revenue	$281 to $295	$9	$6	$(4)	$291 to $307
Distribution revenue	362 to 365	46 to 47	—	—	408 to 412
Other media revenue	34	1	—	(1)	34
Media revenues	$677 to $694	$56 to $58	$6	$(5) to $(6)	$733 to $752
Non-media revenue	—	—	10 to 11	(1)	10 to 11
Total revenues	$677 to $694	$56 to $58	$16 to $18	$(6)	$742 to $763

Media programming & production expenses and media selling, general and administrative expenses	$549 to $551	$44	$5	$(5)	$593 to $595
Non-media expenses	4	—	13 to 14	—	17 to 18
Program contract payments	22	—	—	—	22
Corporate overhead	19	—	1	13	33
Stock-based compensation	6	—	—	—	6
Non-recurring transaction, implementation, legal, and regulatory costs.	4	—	2	1	8
Adjusted EBITDA(a)	$94 to $109	$11 to $13	$(1) to $0	(13)	$91 to $109

Interest expense (net)(b)	69	—	(4)	—	65
Total capital expenditures	29 to 34	—	1	—	30 to 35
Distributions to the noncontrolling interests	3	—	—	—	3
Cash distributions from equity investments	—	—	3	—	3
Net cash tax payments					1
Adjusted Free Cash Flow(c)					$(9) to $14
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, implementation, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less programming payments. In the above table, Adjusted EBITDA equals total revenues minus media programming and production expenses, media selling, general and administrative expenses, non-media expenses, program contract payments, and corporate general and administrative expenses; plus stock-based compensation and non-recurring transaction, implementation, legal, and regulatory costs.
(b)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(c)Adjusted Free Cash Flow is defined as Adjusted EBITDA less interest expense (net), distributions to non-controlling interest holders, cash taxes paid, and capital expenditures; plus cash distributions received from equity investments.

For the twelve months ending December 31, 2023 ($ in millions)	Consolidated
Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$2,377 to $2,383
Non-media expenses	68
Program contract payments	89
Corporate overhead	186
Stock based compensation included in corporate, media, and non-media expenses above	47
Non-recurring transaction, implementation, legal, and regulatory costs included in corporate, media, and non-media expenses above	46

Interest expense (net)(a)	253
Total capital expenditures	100 to 110
Distributions to noncontrolling interests	12
Cash distributions from equity investments	45
Net cash tax payments	5
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's second quarter 2023 results on Wednesday, August 2, 2023, at 4:30 p.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investor Relations/Events and Presentations." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 433619.

About Sinclair:
Sinclair, Inc. is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 185 television stations in 86 markets affiliated with all the major broadcast networks; owns Tennis Channel and multicast networks Comet, CHARGE! and TBD; and owns and provides services to 21 regional sports network brands. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and the nation’s largest streaming aggregator of local news content, NewsON. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES:
Media revenues	$761	$831	$1,527	$2,106
Non-media revenues	7	6	14	19
Total revenues	768	837	1,541	2,125

OPERATING EXPENSES:
Media programming and production expenses	413	403	811	1,161
Media selling, general and administrative expenses	190	195	381	415
Amortization of program contract costs	19	21	41	46
Non-media expenses	9	10	21	23
Depreciation of property and equipment	32	24	56	52
Corporate general and administrative expenses	62	38	120	85
Amortization of definite-lived intangible assets	41	43	82	136
Gain on deconsolidation of subsidiary	—	—	—	(3,357)
Loss (gain) on asset dispositions and other, net of impairment	5	(4)	11	(9)
Total operating expenses (gains)	771	730	1,523	(1,448)
Operating (loss) income	(3)	107	18	3,573

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(76)	(54)	(150)	(169)
Gain on extinguishment of debt	11	3	11	3
(Loss) income from equity method investments	(1)	3	30	15
Other expense, net	(38)	(105)	(27)	(165)
Total other expense, net	(104)	(153)	(136)	(316)
(Loss) income before income taxes	(107)	(46)	(118)	3,257
INCOME TAX BENEFIT (PROVISION)	20	40	224	(647)
NET (LOSS) INCOME	(87)	(6)	106	2,610
Net (income) loss attributable to the redeemable noncontrolling interests	—	(5)	4	(9)
Net income attributable to the noncontrolling interests	(2)	—	(14)	(25)
NET (LOSS) INCOME ATTRIBUTABLE TO SINCLAIR	$(89)	$(11)	$96	$2,576
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR:
Basic earnings per share	$(1.38)	$(0.17)	$1.44	$36.00
Diluted earnings per share	$(1.38)	$(0.17)	$1.43	$36.00
Basic weighted average common shares outstanding (in thousands)	64,012	70,897	66,862	71,527
Diluted weighted average common and common equivalent shares outstanding (in thousands)	64,012	70,897	66,947	71,533

The Company considers Adjusted EBITDA to be an indicator of the Company's operating performance and the ability to service its debt. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation and ability to service its debt. The Company also discloses segment Adjusted EBITDA as an indicator of the operating performance of its segments in accordance with ASC 280, Segment Reporting.

The Company considers Adjusted Free Cash Flow to be an indicator of the Company's operating performance. The Company also believes that Free Cash Flow is a commonly used measure of valuation for companies in the local media industry. In addition, this measure is frequently used by industry analysts, investors and lenders as a measure of valuation for local media companies.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA
Net (loss) income attributable to Sinclair	$(89)	$(11)	$96	$2,576
Add: Income (loss) from redeemable noncontrolling interests	—	5	(4)	9
Add: Income from noncontrolling interests	2	—	14	25
Add: Income tax (benefit) provision	(20)	(40)	(224)	647
Add: Other (income) expense	(3)	5	(3)	11
Add: Loss (income) from equity method investments	1	(3)	(30)	(15)
Add: Loss from other investments and impairments	52	105	53	159
Add: Gain on extinguishment of debt/insurance proceeds	(11)	(3)	(11)	(3)
Add: Interest expense	76	54	150	169
Less: Interest income	(11)	(4)	(23)	(5)
Less: Gain on deconsolidation of subsidiary	—	—	—	(3,357)
Less: Loss (gain) on asset dispositions and other, net of impairment	5	(4)	11	(9)
Add: Amortization of intangible assets & other assets	41	43	82	136
Add: Depreciation of property & equipment	32	24	56	52
Add: Stock-based compensation	12	4	35	28
Add: Amortization of program contract costs	19	21	41	46
Less: Cash film payments	(23)	(26)	(46)	(52)
Add: Amortization of sports programming rights	—	—	—	326
Less: Cash sports programming rights payments	—	—	—	(325)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	24	13	30	19
Adjusted EBITDA	$107	$183	$227	$437

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted Free Cash Flow
Net (loss) income attributable to Sinclair	$(89)	$(11)	$96	$2,576
Add: Income (loss) from redeemable noncontrolling interests	—	5	(4)	9
Add: Income from noncontrolling interests	2	—	14	25
Less: Distributions to noncontrolling interests	(4)	(2)	(8)	(6)
Add: Cash distributions from equity investments	5	6	41	51
Add: Income tax (benefit) provision	(20)	(40)	(224)	647
Add: Other non-cash (income) expense	(3)	5	(3)	11
Add: Loss (income) from equity method investments	1	(3)	(30)	(15)
Add: Loss from other investments and impairments	52	105	53	159
Add: Gain on extinguishment of debt/insurance proceeds	(11)	(3)	(11)	(3)
Add: Amortization of deferred financing and bond discounts/premiums	4	2	7	8
Less: Gain on deconsolidation of subsidiary	—	—	—	(3,357)
Less: Loss (gain) on asset dispositions and other, net of impairment	5	(4)	11	(9)
Add: Amortization of intangible assets & other assets	41	43	82	136
Add: Depreciation of property & equipment	32	24	56	52
Add: Stock-based compensation	12	4	35	28
Add: Amortization of program contract costs	19	21	41	46
Less: Cash film payments	(23)	(26)	(46)	(52)
Less: Capital expenditures	(20)	(24)	(40)	(44)
Less: Cash taxes paid	(2)	(15)	(4)	(15)
Add: Amortization of sports programming rights	—	—	—	326
Less: Cash sports programming rights payments	—	—	—	(325)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	24	13	30	19
Adjusted Free Cash Flow	$25	$100	$96	$267
Adjusted EBITDA less interest expense (net), distributions to non-controlling interest holders, cash taxes paid, and capital expenditures; plus cash distributions received from equity investments

Three months ended June 30, 2023	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Total revenues	$699	$60	$14	$(5)	$768
Media programming and production expenses	369	40	5	(1)	413
Media selling, general and administrative expenses	175	12	6	(3)	190
Depreciation and amortization expenses	67	5	1	—	73
Amortization of program contract costs	19	—	—	—	19
Corporate general and administrative expenses	46	—	—	16	62
Non-media expenses	3	—	7	(1)	9
Gain on asset dispositions and other, net of impairment	(2)	—	7	—	5
Operating income	22	3	(12)	(16)	(3)

Reconciliation of GAAP Operating Income to Adjusted EBITDA:
Operating income	$22	$3	$(12)	$(16)	$(3)
Depreciation and amortization expenses	67	5	1	—	73
Amortization of program contract costs	19	—	—	—	19
Gain on asset dispositions and other, net of impairment	(2)	—	7	—	5
Program contract payments	(23)	—	—	—	(23)
Stock-based compensation	10	—	—	2	12
Adjustments	18	—	4	2	24
Adjusted EBITDA	111	8	—	(12)	107

Three months ended June 30, 2022	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Total revenues	$760	$58	$27	$(8)	$837
Media programming and production expenses	360	39	7	(3)	403
Media selling, general and administrative expenses	169	14	14	(2)	195
Depreciation and amortization expenses	61	5	2	(1)	67
Amortization of program contract costs	21	—	—	—	21
Corporate general and administrative expenses	34	—	—	4	38
Non-media expenses	3	—	9	(2)	10
Gain on asset dispositions and other, net of impairment	(4)	—	—	—	(4)
Operating income	116	—	(5)	(4)	107

Reconciliation of GAAP Operating Income to Adjusted EBITDA:
Operating income	$116	$—	$(5)	$(4)	$107
Depreciation and amortization expenses	61	5	2	(1)	67
Amortization of program contract costs	21	—	—	—	21
Gain on asset dispositions and other, net of impairment	(4)	—	—	—	(4)
Program contract payments	(26)	—	—	—	(26)
Stock-based compensation	4	—	—	1	5
Adjustments	12	—	—	1	13
Adjusted EBITDA	184	5	(3)	(3)	183

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the rate of decline in the number of subscribers to services provided by traditional multi-channel video programming distributors; the Company’s ability to generate cash to service its substantial indebtedness; the successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and MVPD affiliation agreements; the Company’s ability to compete for viewers and advertisers; pricing and demand fluctuations in local and national advertising; volatility in programming costs; the impact of pending and future litigation claims against the Company; the potential impacts of the war in Ukraine and the COVID-19 pandemic on the Company’s business operations, financial results and financial position and on the world economy; the market acceptance of new programming; the Company’s ability to identify and consummate acquisitions and investments, to manage increased leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the impact of any loss of key personnel, including talent; material legal, financial and reputational risks and operational disruptions resulting from a breach of the Company’s information systems, including due to the cybersecurity event in October 2021; the impact of FCC and other regulatory proceedings against the Company; uncertainties associated with potential changes in the regulatory environment affecting the Company’s business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.
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Investor Contacts:
Christopher C. King, VP, Investor Relations
Billie-Jo McIntire, AVP, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com

Category: Financial